AT THE COMPANY:

Investor RelationsE-mail:
invrel@elcom.com

For Immediate Release

ELCOM INTERNATIONAL, INC. REPORTS
FIRST QUARTER 2005 OPERATING RESULTS

NORWOOD, MA, May 10, 2005 - Elcom International, Inc. (OTCBB: ELCO and AIM: ELC and ELCS), today announced operating results for its first quarter ended March 31, 2005.

Financial Summary Table (Unaudited)
(in thousands, except per share amounts)

                                                                 Quarter Ended
                                                                     March 31
                                                              2005            2004

Net revenues                                           $       613     $     1,709
Gross profit                                                   497           1,603
Operating expenses                                           1,572           1,673
Operating loss                                              (1,075)            (70)
Net loss                                                    (1,136)           (173)

Basic and diluted net loss per share                  $      (0.02)    $     (0.01)

Basic and diluted weighted average
    common shares outstanding                                61,282         30,909

Please note that the first quarter of 2004 includes a non-recurring license fee of $1.1 million as further discussed herein. The above table, the following description and the condensed consolidated financial statements should be read in conjunction with the information contained in the Company’s March 31, 2005 Quarterly Report on Form 10-QSB, filed on May 9, 2005, and Annual Report on Form 10-KSB, as amended, for fiscal year 2004.

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        Net revenues for the quarter ended March 31, 2005 decreased to $613,000, from $1,709,000 in the same period of 2004, a decrease of $1,096,000. Net revenues decreased primarily due to recording the fourth and final lump sum license payment from Capgemini UK Plc (“Capgemini”, formerly Cap Gemini Ernst and Young UK Plc), of $1,142,000 in the first quarter of 2004, which was earned upon signing the thirteenth customer of the eProcurement Scotland program (this license fee is non-recurring). License and associated fees include license fees, hosting fees, supplier fees, usage fees and maintenance fees.

        Gross profit for the quarter ended March 31, 2005 decreased to $497,000 from $1,603,000 in the comparable 2004 quarterly period, a decrease of $1,106,000. This decrease is a result of the much higher level of one-time license and associated fees revenue recorded in the first quarter of 2004 as described above, versus revenues recorded in the first quarter of 2005.

        Operating expenses for the quarter ended March 31, 2005 were $1,572,000 compared to $1,673,000 in the 2004 quarter, a decrease of $101,000 or 6%. Throughout the first three quarters of 2003, the Company implemented cost containment measures designed to better align its SG&A expenses with lower than anticipated revenues. Those measures included personnel reductions throughout most functional and corporate areas. In general, these reductions have remained in place throughout 2004 and into 2005. In March 2004, the Company began hiring several staff in the U.K. and U.S. (support services) in order to service the expanding demand in the municipal market in the U.K., although the Company’s headcount (full and part-time) has only increased by two, from 36 at March 31, 2004 to 38 at March 31, 2005. Nonetheless, due to a change in the mix of employees, personnel expenses decreased approximately $120,000 from the March 2004 quarter to the March 2005 quarter. Travel expenses increased from the 2004 quarter to the 2005 quarter, reflecting the increased level of travel required in connection with ongoing negotiations associated with the Zanzibar contract in the U.K., as well as discussions associated with raising capital. The first quarter of 2005 also reflects an increase in certain facility-related and other administrative expenses, reflecting the impact of inflation, however these increases were mostly offset by a reduction in depreciation and amortization expense, as various Company assets have been fully depreciated/amortized.

        The Company reported an operating loss of $1,075,000 for the quarter ended March 31, 2005 compared to a loss of $70,000 reported in the comparable quarter of 2004, an increase of $1,005,000 in the loss reported. This increased operating loss in the first quarter of 2005 compared to the 2004 quarter was primarily due to the 2004 one-time increase in license and associated fees revenue as discussed above.

        The Company’s net loss for the quarter ended March 31, 2005 was $1,136,000, an increase in the loss of $963,000 from the comparable quarterly loss in 2004 of $173,000, as a result of the factors discussed above.

Factors Affecting Future Performance

        The Company’s consolidated financial statements as of December 31, 2004 and March 31, 2005 have been prepared under the assumption that the Company will continue as a going concern for the year ending December 31, 2005. In the Company’s Annual Report on Form 10-KSB, the Company’s independent public accountants, Vitale, Caturano & Company, LTD., have issued their report dated February 9, 2005 that included an explanatory paragraph referring to the Company’s significant operating losses and substantial doubt in its ability to continue as a going concern without additional capital becoming available. The Company has incurred net losses every year since 1998, has an accumulated deficit of $117,779,000 as of March 31, 2005, and expects to incur a loss in fiscal year 2005. As of March 31, 2005, the Company had $67,000 of cash, which, along with anticipated operating receipts (including advance payments by certain clients), the Company expects will allow it to operate into June of 2005. The Company required additional financing in the first quarter of 2005 in order to continue to operate. Beginning in the second half of February 2005, the Company received bridge loans from the Chairman and CEO and Vice Chairman and Director. The bridge loans are intended, now in conjunction with the advance payments by certain clients, to provide the Company with funds necessary to operate during the period leading up to the Zanzibar contract being awarded and the proposed offering of Common Stock in the U.K. Through May 2, 2005, the Company has received a total of $200,000 from such bridge loans, however the Company expects it will require additional funds in June of 2005 to operate until the proposed offering of Common Stock in the U.K. may be consummated. The Company intends to seek additional capital via the issuance and sale of common shares to investors on the Alternative Investment Market of the London Stock Exchange (“AIM Exchange”) in July of 2005, which, if consummated, is expected to result in substantial dilution to its stockholders. Failure to consummate such financing or other near-term financing or additional customer advances would likely force the Company to curtail operations and/or seek protection under bankruptcy laws. The Company is currently in discussions with multiple parties regarding the raising of additional capital, including the possible AIM Exchange offering, however, there can be no assurance that any such financing can be realized by the Company or, if realized, what the terms thereof may be, or that any amount the Company is able to raise will be adequate to support the Company’s working capital requirements until it achieves profitable operations. However, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, as such, do not include any adjustments that may result from the outcome of these uncertainties.

About Elcom International, Inc.

Elcom International, Inc. (OTCBB:ELCO and AIM:ELC and ELCS), operates elcom, inc (“Elcom”), an international B2B Commerce Service Provider offering affordable solutions for buyers, sellers and commerce communities to automate many or all of their purchasing processes and conduct business online. PECOS, Elcom’s remotely-hosted flagship solution, enables enterprises of all sizes to achieve the many benefits of B2B eCommerce without the burden of infrastructure investment and ongoing content and system management. www.elcominternational.com

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STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this press release could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company’s objectives, plans and strategies set forth herein and those preceded by or that include the words “believes,” “expects,” “targets,” “intends,” “anticipates,” “plans,” or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company’s expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company’s future results to differ materially from those anticipated, including: (i) availability and terms of appropriate working capital and/or other financing to keep the Company operating, particularly in light of the audit opinion from the Company’s independent accountants in the Company’s Annual Report on Form 10-KSB, as amended; (ii) the Company’s necessity to obtain additional financing or customer advance payments and raise additional capital to continue as a going concern past June 2005, particularly in light of the Company’s $67,000 balance of cash and cash equivalents at March 31, 2005 and its history of ongoing operating losses; (iii) the overall marketplace and client’s acceptance and usage of eCommerce software systems, eProcurement and eMarketplace solutions including corporate demand therefor, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, and control of expenses, revenue growth; (iv) the consequent results of operations given the aforementioned factors; (v) the awarding of the Zanzibar contract and/or the timing thereof; and (vi) the necessity of the Company to raise additional working capital or obtain additional customer advance payments to fund operations during June 2005 and the availability of any such funding to the Company and other risks detailed from time to time in the Company’s Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and in its other SEC reports and statements. In the event the Company is unable to raise additional working capital from investors, additional software implementations, professional services fees, and monthly license and other fees, or by the sale of assets or by other means, including the possible sale of Common Stock, the Company would be forced to curtail or cease operations and/or seek protection under U.S. bankruptcy laws. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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The financial data set forth below should be read in conjunction with the consolidated financial statements and other disclosures contained in the Company’s 2004 Annual Report on Form 10-K, as amended. The Company filed its Form 10-QSB for the first quarter of 2005 on May 9, 2005.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2005	2004
Net Revenues:
License and associated fees	$ 495	$ 1,558
Professional services	118	151
Total Net Revenues	613	1,709
Cost of sales	116	106
Gross profit	497	1,603
Operating Expenses:
Selling, general and administrative	1,452	1,632
Research and development	120	41
Total operating expenses	1,572	1,673
Operating loss	(1,075)	(70)
Interest and other income (expense), net	(1)	(34)
Interest expense	(60)	(69)
Net loss before tax	(1,136)	(173)
Income tax benefit	--	--
Net loss	(1,136)	(173)
Foreign currency translation adjustment, net of tax	8	--
Comprehensive loss	$(1,128)	$ (173)
Basic and diluted net loss per share	$ (0.02)	$ (0.01)
Weighted average number of basic and diluted shares outstanding	61,282	30,909

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CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 67	$ 390
Accounts receivable:
Trade	473	354
Other	6	--
	479	354
Less-Allowance for doubtful accounts	44	47
Accounts receivable, net	435	307
Prepaid expenses and other current assets	135	53
Total current assets	637	750
PROPERTY, EQUIPMENT AND SOFTWARE, AT COST:
Computer hardware and software	20,639	20,639
Furniture, equipment and leasehold improvements	3,088	3,088
	23,727	23,727
Less -- Accumulated depreciation and amortization	22,816	22,708
	911	1,019
OTHER ASSETS	10	10
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	48	48
	$ 1,606	$ 1,827
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease obligations	$ 31	$ 30
Loans payable	200	--
Accounts payable	628	468
Deferred revenue	527	510
Accrued expenses and other current liabilities	2,950	2,421
Current liabilities of discontinued operations	313	303
Total current liabilities	4,649	3,732
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION	19	27
OTHER LONG TERM LIABILITY	516	546
Convertible Debentures, NET OF DISCOUNT	390	362
Total liabilities	5,574	4,667
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY DEFICIT:
Preferred stock, $.01 par value; Authorized -- 10,000,000 shares --
Issued and outstanding - none	--	--
Common stock, $.01 par value; Authorized -- 200,000,000 shares --
Issued - 61,812,569 shares	618	618
Additional paid-in capital	118,703	118,703
Accumulated deficit	(117,779)	(116,643)
Treasury stock, at cost -- 530,709 shares	(4,712)	(4,712)
Accumulated other comprehensive loss	(798)	(806)
Total stockholders' deficit	(3,968)	(2,840)
	$ 1,606	$ 1,827

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